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                                                                   EXHIBIT 99.2


                                  April 13, 2004

By Email & Reg Mail

Board of Directors
Gristede's Foods, Inc.
823 Eleventh Avenue
New York, NY  10019


Gentlemen:

         John A. Catsimatidis and certain of his affiliates, through an entity to be formed and wholly owned by Mr. Catsimatidis and such affiliates ("Acquisitionco") is pleased to propose a merger (the "Merger") with Gristede's Foods, Inc. ("Gristede's") in which all shareholders of Gristede's (other than John Catsimatidis and such affiliates) would receive $0.87 in cash for each share of common stock of Gristede's (the "Shares") that they own. The price being offered is the average closing market price on the American Stock Exchange of the Shares over the past twenty (20) business days ended Monday, April 12, 2004.

         Because Acquisitionco will own more than 90% of the Shares of Gristede's at the time of the consummation of the Merger, the Merger will be accomplished as a short form merger effected pursuant to Section 253 of the Delaware General Corporation Law (the "DGCL"). Under the DGCL, minority stockholders of the Company who do not wish to accept the Consideration and who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such Shares.

         Consummation of the Merger will be subject to the execution and delivery of a definitive merger agreement and such other documentation (including regulatory filings) as may be required or appropriate and receipt of all necessary third party consents, if any (together, the "Conditions"). Upon consummation of the Merger, Acquistionco would cause the Shares to be delisted from trading on the American Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended.

         We reserve the right to rescind or amend this offer at any time prior to the satisfaction of the Conditions.

         We wish to complete this transaction as soon as possible. Accordingly, we appreciate your immediate consideration of this proposal and look forward to your prompt response. We are available to meet with you to discuss the proposed transaction at your convenience.


                                                          Very truly,

                                                       John Catsimatidis